Exhibit 99.1

NuStar GP Holdings, LLC Increases Fourth Quarter 2011 Distribution

2011 Total Distributions 5.9% Higher than 2010

2012 Results Should Benefit from NuStar Energy Internal Growth Projects

SAN ANTONIO, January 27, 2012—NuStar GP Holdings, LLC (NYSE: NSH) today announced that distributable cash flow available to unitholders for the fourth quarter of 2011 was $21.5 million, or $0.51 per unit, compared to $19.6 million, or $0.46 per unit, for the fourth quarter of 2010. For the year ended December 31, 2011, distributable cash flow available to unitholders was $84.3 million, or $1.98 per unit, compared to $79.6 million, or $1.87 per unit in 2010.

Fourth quarter 2011 net income was $19.0 million, or $0.45 per unit, compared to $15.3 million, or $0.35 per unit, for the fourth quarter of 2010. For the year ended December 31, 2011, net income was $69.6 million, or $1.64 per unit, compared to $72.5 million, or $1.70 per unit in 2010.

With respect to the quarterly distribution to unitholders for the fourth quarter of 2011, NuStar GP Holdings, LLC announced that its board of directors has declared a distribution of $0.51 per unit. This quarterly distribution represents an increase of $0.015 per unit, or 3%, over the $0.495 distribution for the third quarter of 2011. The fourth quarter 2011 distribution will be paid on February 14, 2012, to holders of record as of February 7, 2012.

“Due primarily to the approximate 2% increase in NuStar Energy L.P’s 2011 distribution and the cash flow benefits realized as a result of NuStar Energy L.P. issuing equity during the fourth quarter of 2011, NuStar GP Holdings, LLC was able to increase its 2011 total distributions by 5.9%. Total 2011 declared distributions of $1.98 per unit were $0.11 per unit higher than the $1.87 per unit distribution declared in 2010,” said Curt Anastasio, President and Chief Executive Officer of NuStar Energy L.P. and NuStar GP Holdings, LLC.

Anastasio added, “In 2012, NuStar GP Holdings, LLC should benefit from increased EBITDA at NuStar Energy L.P. Internal growth projects completed in 2011 and 2012 by NuStar Energy L.P. should be the major contributors to the increase in EBITDA.”

- More -

A conference call with management is scheduled for 10:00 a.m. ET (9:00 a.m. CT) today, January 27, 2012, to discuss the financial results for the fourth quarter of 2011. Investors interested in listening to the presentation may call 800/622-7620, passcode 39023181. International callers may access the presentation by dialing 706/645-0327, passcode 39023181. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 39023181. A live broadcast of the conference call will also be available on the company’s Web site at www.nustargpholdings.com.

NuStar GP Holdings, LLC is a publicly traded limited liability company that owns the two percent general partner interest, a 14.3 percent limited partner interest and the incentive distribution rights in NuStar Energy L.P., one of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation with operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey. For more information, visit NuStar GP Holdings, LLC’s Web site at www.nustargpholdings.com.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the company’s beliefs as well as assumptions made by and information currently available to the company. These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2010 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar GP Holdings, LLC

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Statement of Income Data:
Equity in earnings of NuStar Energy L.P.	$12,526	$15,416	$65,783	$66,859
General and administrative expenses	(1,063)	(1,063)	(3,298)	(3,184)
Other income, net	7,877	1,440	7,320	9,475
Interest expense, net	(111)	(204)	(570)	(1,106)

Income before income tax (expense) benefit	19,229	15,589	69,235	72,044
Income tax (expense) benefit	(199)	(282)	401	419

Net income	$19,030	$15,307	$69,636	$72,463

Basic and diluted net income per unit	$0.45	$0.35	$1.64	$1.70

Equity in Earnings of NuStar Energy L.P.:
General partner interest	$409	$859	$3,703	$4,113
General partner incentive distribution	9,816	8,568	36,319	33,304

General partner’s interest in earnings and incentive distributions of NuStar Energy L.P.	10,225	9,427	40,022	37,417
Limited partner interest in earnings of NuStar Energy L.P.	3,022	6,710	28,645	32,326
Amortization of step-up in basis related to NuStar
Energy L.P.’s assets and liabilities	(721)	(721)	(2,884)	(2,884)

Equity in earnings of NuStar Energy L.P.	$12,526	$15,416	$65,783	$66,859

Distributable Cash Flow (Note 1):
Cash distributions from NuStar Energy L.P. associated with:
General partner interest	$1,782	$1,592	$6,630	$6,227
General partner incentive distribution	9,816	8,568	36,326	33,304
Limited partner interest—common units	11,292	11,038	44,842	43,924

Total distributions from NuStar Energy L.P.	22,890	21,198	87,798	83,455
Deduct expenses of NuStar GP Holdings, LLC:
General and administrative expenses	(1,063)	(1,063)	(3,298)	(3,184)
Income tax (expense) benefit	(199)	(282)	401	419
Interest expense, net	(111)	(204)	(570)	(1,106)

Distributable cash flow	$21,517	$19,649	$84,331	$79,584

Weighted average number of common units outstanding	42,550,358	42,526,518	42,546,096	42,517,525
Distributable cash flow per unit	$0.51	$0.46	$1.98	$1.87

Cash distributions to be paid to the unitholders of NuStar GP Holdings, LLC:
Distribution per unit	$0.51	$0.48	$1.98	$1.87

Total distribution	$21,708	$20,422	$84,252	$79,517

NuStar GP Holdings, LLC

Consolidated Financial Information—Continued

(Unaudited, Thousands of Dollars)

Notes:

1.	NuStar GP Holdings, LLC utilizes distributable cash flow as a financial measure, which is not defined in United States generally accepted accounting principles. Management uses this financial measure because it is a widely accepted financial indicator used by investors to compare general partner performance. In addition, management believes that this measure provides investors an enhanced perspective of the ability to make a minimum quarterly distribution. Distributable cash flow is not intended to represent cash flows for the period, nor is it presented as an alternative to net income. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to distributable cash flow and net cash provided by operating activities:

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net Income	$19,030	$15,307	$69,636	$72,463
Less equity in earnings of NuStar Energy L.P.	(12,526)	(15,416)	(65,783)	(66,859)
Plus cash distributions from NuStar Energy L.P.	22,890	21,198	87,798	83,455
Other income, net	(7,877)	(1,440)	(7,320)	(9,475)

Distributable cash flow	21,517	19,649	84,331	79,584
Less cash distributions from NuStar Energy L.P.	(22,890)	(21,198)	(87,798)	(83,455)
Plus distributions of equity in earnings of NuStar Energy L.P.	12,526	15,416	65,783	66,859
Net effect of changes in operating accounts	215	6	2,014	8,837

Net cash provided by operating activities	$11,368	$13,873	$64,330	$71,825